Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NETWORK ENGINES, INC.

a Delaware corporation

FIRST:  The name of the corporation is:

NETWORK ENGINES, INC.

SECOND:  The address of the registered office of the Corporation in the State of Delaware is One Commerce Center — 1201 Orange St. #600 in the City of Wilmington, 19899, County of New Castle.  The name of its registered agent at such address is Incorp Services, Inc.

THIRD:  The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:  The total number of shares of common stock which the corporation shall have authority to issue is One Thousand (1,000), and the par value of each of such shares is $0.0050.

FIFTH:  The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation and for defining and regulating the powers of the corporation and its directors and stockholders and are in furtherance and not in limitation of the powers conferred upon the corporation by statute:

(a)                                 The election of directors need not be by written ballot.

(b)                                 The board of directors shall have the power and authority:

(1)                                 to adopt, amend or repeal by-laws of the corporation, subject only to such limitation, if any, as may be from time to time imposed by law or by the by-laws;

(2)                                 to the full extent permitted or not prohibited by law, and without the consent of or other action by the stockholders, to authorize or create mortgages, pledges or other liens or encumbrances upon any or all of the assets, real, personal or mixed, and franchises of the corporation, including after-acquired property, and to exercise all of the powers of the corporation in connection therewith; and

(3)                                 subject to any provision of the by-laws of the corporation, to determine whether, to what extent, at what times and places and under what conditions and regulations the accounts, books and papers of the corporation (other than the stock ledger), or any of them, shall be open to the inspection of the stockholders, and no stockholder shall have any right to inspect any account, book or paper of the corporation except as conferred by statute or authorized by the by-laws of the corporation or by the board of directors.

SIXTH:

(a)                                 Limitation of Liability.  To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or as may hereafter be amended (“Delaware Law”), a director of this corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

(b)                                 Indemnification.  This corporation shall indemnify to the fullest extent permitted by Delaware Law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or his or her testator or intestate is or was a director or officer of this corporation, or any predecessor of this corporation, or serves or served at any other enterprises as a director, officer, or employee at the request of this corporation or any predecessor to this corporation.

(c)                                  Matters Prior to Effective Time.  Notwithstanding Sections 6(a) and (b) above, the rights of all directors, officers, employees and agents of the corporation with respect to indemnification, exculpation and advancement of expenses, and relating to periods prior to the Effective Time (as defined below), including claims asserted after the Effective Time but relating to periods prior to the Effective Time, shall be as set forth in Articles SEVENTH and EIGHTH; provided, however, the rights conferred on any director, officer, employee or agent by Articles SEVENTH and EIGHTH shall not be exclusive of any other rights which such director, officer, employee or agent may have or hereafter acquire under any statute, provision of the by-laws, agreement, vote of stockholders or disinterested directors or otherwise.  As used herein, “Effective Time” has the meaning given to it in the Agreement and Plan of Merger, dated as of June 18, 2012, among the corporation, Unicom Systems, Inc., a California corporation, and UNICOM SUB TWO, INC., a Delaware corporation.

(d)                                 Amendments.  Neither any amendment nor repeal of this Article SIXTH, nor the adoption of any provision of this corporation’s Certificate of Incorporation inconsistent with this Article SIXTH shall eliminate or reduce the effect of this Article SIXTH, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article SIXTH, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.

SEVENTH:  Except to the extent that Delaware Law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

EIGHTH:

(a)                         Actions, Suits and Proceedings Other than by or in the Right of the Corporation.  The Corporation shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. Notwithstanding anything to the contrary in this Article, except as set forth in Section (g) below, the Corporation shall not indemnify an Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation. Notwithstanding anything to the contrary in this Article, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund such indemnification payments to the Corporation to the extent of such insurance reimbursement.

(b)                                 Actions or Suits by or in the Right of the Corporation.  The Corporation shall indemnify any Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of Delaware shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of Delaware shall deem proper.

(c)                                  Indemnification for Expenses of Successful Party.  Notwithstanding the other provisions of this Article, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections (a) and (b) of this Article, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, he shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by him or on his behalf in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to the Indemnitee, (ii) an adjudication that the Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by the Indemnitee, (iv) an adjudication that the Indemnitee did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that the Indemnitee had reasonable cause to believe his conduct was unlawful, the Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

(d)                                 Notification and Defense of Claim.  As a condition precedent to his right to be indemnified, the Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving him for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee. After notice from the Corporation to the Indemnitee of its election so to assume such defense, the Corporation shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with such action, suit, proceeding or investigation, other than as provided below in this Section (d). The Indemnitee shall have the right to employ his own counsel in connection with such action, suit, proceeding or investigation, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized by the Corporation, (ii) counsel to the Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and the Indemnitee in the conduct of the defense of such action, suit, proceeding or investigation, or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, suit, proceeding or investigation, in each of which cases the fees and expenses of counsel for the Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article. The Corporation shall not be entitled, without the consent of the Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for the Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above. The Corporation shall not be required to indemnify the Indemnitee under this Article for any amounts paid in settlement of any action, suit, proceeding or investigation effected without its written consent. The Corporation shall not settle any action, suit, proceeding or investigation in any manner which would impose any penalty or limitation on the Indemnitee without the Indemnitee’s written consent. Neither the Corporation nor the Indemnitee will unreasonably withhold or delay its consent to any proposed settlement.

(e)                                  Advance of Expenses.  Subject to the provisions of Section (e) of this Article EIGHTH, in the event that the Corporation does not assume the defense pursuant to Section (d) of this Article EIGHTH of any action, suit, proceeding or investigation of which the Corporation receives notice under this Article, any expenses (including attorneys’ fees) incurred by an Indemnitee in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by an Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article. ; and further provided that no such advancement of expenses shall be made if it is determined (in the manner described in Section (f)) that (i) the Indemnitee did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, or (ii) with respect to any criminal action or proceeding, the Indemnitee had reasonable cause to believe his conduct was unlawful. Such undertaking shall be accepted without reference to the financial ability of the Indemnitee to make such repayment.

(f)                                   Procedure for Indemnification.  In order to obtain indemnification or advancement of expenses pursuant to Section (a), (b), (c) or (e) of this Article EIGHTH, the Indemnitee shall submit to the Corporation a written request, including in such request such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification or advancement of expenses.  Any such advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of the Indemnitee, unless with respect to requests under Section (a), (b) or (e) of this Article EIGHTH the Corporation determines within such 60-day period that the Indemnitee did not meet the applicable standard of conduct set forth in Section (a), (b) or (e) of this Article EIGHTH, as the case may be.  Any such indemnification, unless ordered by a court, shall be made with respect to requests under Section (a) or (b) only as authorized in the specific case upon a determination by the Corporation that the indemnification of the Indemnitee is proper because the Indemnitee has met the applicable standard of conduct set forth in Section (a) or (b), as the case may be.  Such determination shall be made in each instance (i) by a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), whether or not a quorum, (ii)  by a majority vote of a committee of disinterested directors designated by majority vote of disinterested directors, whether or not a quorum, (iii) a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the action, suit or proceeding in question, (iv), if there are no disinterested directors, or if disinterested directors so direct, by independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation) in a written opinion, or , or (v) a court of competent jurisdiction.

(g)                                  Remedies.  The right to indemnification or advances as granted by this Article shall be enforceable by the Indemnitee in any court of competent jurisdiction if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within the 60-day period referred to above in Section (f).  Unless otherwise required by law, the burden of proving that the Indemnitee is not entitled to indemnification or advancement of expenses under this Article shall be on the Corporation.  Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because the Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section (f) of this Article EIGHTH that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct.  The Indemnitee’s expenses (including attorneys’ fees) incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

(h)                                 Subsequent Amendment.  No amendment, termination or repeal of this Article or of the relevant provisions of Delaware Law or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

(i)                                     Other Rights.  The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of the Indemnitee. Nothing contained in this Article shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

(j)                                    Partial Indemnification.  If an Indemnitee is entitled under any provision of this Article to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify the Indemnitee for the portion of such expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement to which the Indemnitee is entitled.

(k)                                 Insurance.  The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under Delaware Law.

(l)                                     Merger or Consolidation.  If the Corporation is merged into or consolidated with another corporation and the Corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the Corporation under this Article with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the date of such merger or consolidation.

(m)                             Savings Clause.  If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

(n)                                 Definitions.  Terms used herein and defined in Section 145(h) and Section 145(i) of Delaware Law shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

(o)                                 Subsequent Legislation.  If Delaware Law is amended after adoption of this Article to expand further the indemnification permitted to Indemnitees, then the Corporation shall indemnify such persons to the fullest extent permitted by Delaware Law, as so amended.